UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Vineyard National Bancorp

(Name of Registrant as Specified in its Charter)

Jon Salmanson

Norman Morales

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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Press Release

Source: Jon Salmanson

Vineyard National Bancorp Shareholders

Now Focus Efforts to

Elect an Alternate Board of Directors

New York, N.Y. — May 1, 2008 – Jon Salmanson and Norman Morales, longtime shareholders of Vineyard National Bancorp (“Vineyard” or the “Company”) (NASDAQ: VNBC), issued the following statements today regarding the successfully completed Consent Solicitation, and their next steps in nominating and electing an alternate slate of nominees for the Board of Directors of Vineyard. Messrs. Salmanson and Morales, as shareholders of the Company, delivered to Vineyard yesterday the official list of their nominees to be named for election to the Board of Directors.

Mr. Salmanson stated: “We are grateful for the support received by Vineyard’s shareholders in approving our proposed Bylaw amendments through the Consent Solicitation. On Monday, April 21, the Company provided notice that the Bylaw amendments have now become effective. We now urge the Company to act quickly to announce the date of the 2008 Annual Meeting and record date for shareholders eligible to vote at the Annual Meeting.”

Mr. Morales also stated: “We are now moving forward with our efforts to nominate and elect our alternate slate of nominees for the Board of Directors. Our platform will continue to be focused on the execution of our strategic initiatives in a very challenging economic market place, and rebuilding shareholder value and confidence, while capitalizing on the continued loyalty of Vineyard’s customers and employees. We are strongly committed to this endeavor. We are delighted to have the talents in the team we have put together and are eager to begin the rebuilding process.”

A complete list of the alternate slate of nominees to the Board of Directors submitted by Mr. Salmanson and Mr. Morales is below:

David Hardin, Jr.

Mr. Hardin has been the President and Chief Executive Officer of HRE Mortgage, Inc., the parent company of Covenant Mortgage, since 2004. Prior to that, Mr. Hardin was Executive Vice President, Chief Banking Officer of Hawthorne Savings for ten years. Additionally, Mr. Hardin has served in executive management positions in retail banking, lending production and operations for Downey Savings, Valley Federal Savings and Columbia Savings. Mr. Hardin served as a director of the parent company for a community bank located in southern California from 2007 to 2008. Mr. Hardin is a resident of Orange County, California and is active in numerous community organizations.

Cynthia Harriss

Until 2007, Ms. Harriss served as President of Gap Brand North America, Gap Inc.’s namesake chain of apparel stores for two years, and preceded that role as President of Gap Inc.’s Outlet division for nearly 250 stores. Before joining Gap Inc., Ms. Harriss served as President of Disneyland Resort for six years, where she managed all aspects of the Disneyland and Disney’s California Adventure theme parks, as well as the resort’s hotels and retail operations. Previously, Ms. Harriss held a variety of senior positions with The Walt Disney Company, including Senior Vice President of Park Operations at Disneyland, and Senior Vice President of Stores for the Disney Store chain. In 2000, Ms. Harriss received the Tree of Life Award for outstanding community service from the Jewish National Fund and is a longtime resident of San Francisco and Orange County, California.

Thomas Koss II

Mr. Koss is a Financial Executive of The Warmington Group, and its residential development affiliate, Warmington Homes California, a private home builder headquartered in southern California. Mr. Koss is also a director of BayHarbor Management Services, Inc. and its subsidiary Warmington Capital Partners LLC. Mr. Koss was formerly at Ernst & Young specializing in real estate taxation, after beginning his career at Peat Marwick Mitchell & Co. and maintains his certified public accountant designation. Mr. Koss resides in Orange County, California

Norman Morales

Mr. Morales served as director, President and Chief Executive Officer of the Company from October 2000 until January 2008. Mr. Morales has an extensive background in community banking and the financial markets which has spanned over 25 years. Mr. Morales has held director and advisory positions in numerous community, university and charitable organizations. Mr. Morales is a native of southern California and resides in Orange County.

Harice Ogle

Mr. Ogle is an organizational development executive at The Ken Blanchard Companies. Mr. Ogle has over 30 years of experience working with senior management and boards of directors. Mr. Ogle manages clients within the Fortune 1000 at the “C” levels and with companies in the United States, Europe and the Far East in such areas as strategic planning and executive consulting. Mr. Ogle is a resident in Marin County, California.

Lester Strong

Mr. Strong is a retired aerospace executive with twenty-five years of management and engineering expertise in an array of highly sophisticated scientific environments, including program management for satellite vehicle processing support and infrastructure. Mr. Strong’s career at Lockheed Martin Corporation earned him the National Reconnaissance Office Medal of Distinguished Service among other recognitions after receiving his education with advanced degrees from Cornell University. Mr. Strong resides in Santa Maria, California.

Glen Terry

Mr. Terry is a career banking executive, having held the positions of President and Chief Executive Officer of three regional community banks in northern California – The Vintage Bank (Napa), Solano Bank (Vacaville), and Napa Valley Bank (Napa). Mr. Terry has served on the respective board of directors of each entity and has held leadership positions within the communities of the Napa region. His career has also included senior positions in multi-billion dollar regional and interstate banks.

The Proxy Solicitation

Questions should be referred to:

Jon Salmanson

212-607-5412

j2salman@yahoo.com

This press release may be deemed to be solicitation material with respect to support for the candidates to be proposed by Messrs. Salmanson and Morales for Vineyard’s Board of Directors at the 2008 Annual Meeting of Shareholders of Vineyard (the “Proposed Nominees”). In connection with the Proposed Nominees, Messrs. Salmanson and Morales intend to file a proxy statement with the Securities and Exchange Commission (the “SEC”), to be distributed to the shareholders of Vineyard. SHAREHOLDERS OF VINEYARD ARE ENCOURAGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS WHEN FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED NOMINEES. The proxy statement will be mailed to shareholders of Vineyard and shareholders will be able to obtain documents free of charge at the SEC’s website, www.sec.gov . In addition, investors may obtain free copies of the documents filed with the SEC by contacting: Jon Salmanson, c/o Northeast Securities, 8th Floor, 100 Wall Street, New York, New York 10005 telephone: 212-607-5412 or by emailing Mr. Salmanson at j2salman@yahoo.com.